Exhibit 14.1

Code of Ethics for Directors, Officers and Employees

1. Purpose.

The Board of Directors (the “Board”) of Axesstel, Inc. (the “Company”) has adopted the following Code of Ethics (this “Code”) to apply to the Company’s directors, officers and employees. This Code is intended to focus directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, foster a culture of honesty and accountability, deter wrongdoing and promote fair and accurate disclosure and financial reporting.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles. Employees are encouraged to bring questions about particular circumstances that may involve one or more of the provisions of this Code to the attention of their supervisors. Directors and officers should bring any such questions to the Chair of the Audit Committee, who may consult with inside or outside legal counsel as appropriate.

2. Introduction.

Each director, officer and employee is expected to adhere to a high standard of ethical conduct. The good name of the Company depends on the way directors, officers and employees conduct business and the way the public perceives that conduct. Unethical actions, or the appearance of unethical actions, are not acceptable. Directors, officers and employees are expected to be guided by the following principles in carrying out their responsibilities:

•	Loyalty. Directors, officers and employees should not be, or appear to be, subject to influences, interests or relationships that conflict with the interests of the Company.

•	Compliance with Applicable Laws. Directors, officers and employees are expected to comply with all laws, rules and regulations applicable to the Company’s activities.

•	Observance of Ethical Standards. Directors, officers and employees must adhere to high ethical standards in the conduct of their duties. These include honesty and fairness.

3. Integrity of Records and Public Reporting.

Directors, officers and employees should promote the accurate and reliable preparation and maintenance of the Company’s financial and other records. Diligence in accurately preparing and maintaining the Company’s records allows the Company to fulfill its reporting obligations and to provide stockholders, governmental authorities and the general public with full, fair, accurate, timely and understandable disclosure. In this regard, directors, officers and employees (where applicable) should: (a) accurately document and account for transactions on the books and records of the Company; and (b) diligently maintain reports, vouchers, bills, invoices, payroll and service records, business measurement and performance records and other essential data. Senior financial officers must also ensure that they produce, or cause to be produced, full, fair, accurate, timely and understandable disclosure in reports filed with the Securities and Exchange Commission and other public communications.

4. Conflict of Interest.

Directors, officers and employees must ethically handle actual or apparent conflicts of interest between themselves and the Company. Any situation that involves a conflict of interest with the Company should be disclosed promptly. Employees should report the conflict of interest by bringing it to the attention of their supervisor or by calling the Chief Financial Officer. Directors and officers should bring the conflict of interest to the attention of the Chair of the Audit Committee, who may consult with inside or outside legal counsel as appropriate.

A “conflict of interest” can occur when an individual’s personal interest is adverse to—or appears to be adverse to—the interests of the Company. Conflicts of interest also can arise when an individual, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position with the Company. “Immediate family” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone who shares such person’s home.

This Code does not attempt to describe all possible conflicts of interest which could develop. Some of the more common conflicts from which directors, officers and employees must refrain, however, are set forth below.

•	Improper conduct and activities. Directors, officers and employees may not engage in any conduct or activity that is inconsistent with the Company’s interests or that disrupts or impairs the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

•	Compensation from non-Company sources. Directors, officers and employees may not accept compensation (in any form) for services performed for the Company from any source other than the Company.

•	Gifts. Directors, officers and employees and members of their immediate families may not accept gifts from persons or entities where any such gift is being made in order to influence their actions in their position with the Company, or where acceptance of the gift could create the appearance of a conflict of interest.

•	Personal use of Company assets. Directors, officers and employees may not use Company assets, labor or information for personal use, other than incidental personal use, unless such use is either (i) part of a compensation or expense reimbursement program, or (ii) approved by an authorized person. In the case of use by an employee or officer other than the Chief Executive Officer, the authorized person will be the employee’s or officer’s supervisor. In the case of use by a director or the Chief Executive Officer, the authorized person will be the Chair of the Audit Committee.

5. Corporate Opportunities.

Directors, officers and employees are prohibited from: (a) taking for themselves personally opportunities related to the Company’s business; (b) using the Company’s property, information, or position for personal gain; or (c) competing with the Company for business opportunities.

6. Confidentiality.

Directors, officers and employees shall maintain the confidentiality of information entrusted to them by the Company and any other confidential information about the Company, its business, customers or suppliers, that comes to them, from whatever source, except when disclosure is authorized or legally mandated. For purposes of this Code, “confidential information” includes all non-public information relating to the Company, its business, customers or suppliers.

7. Compliance with Laws, Rules and Regulations.

Directors, officers and employees shall comply with all laws, rules and regulations applicable to the Company, including insider trading laws. Transactions in Company securities are governed by the Company’s Insider Trading Policy.

8. Reporting Illegal or Unethical Behavior.

Employees should report any actual or suspected violations of this Code promptly by bringing them to the attention of their supervisor or by calling the Chief Financial Officer. Employees may also contact the appropriate person in accordance with the Company’s Whistleblower Protection Policy, as such policy may be amended from time to time.

Directors and officers should communicate any actual or suspected violations of this Code (and any concerns regarding accounting or auditing matters) to the Chair of the Audit Committee.

Reported violations of this Code will be investigated by the Board of Directors or by a person or persons designated by the Board, except in the case of matters relating to accounting, internal accounting controls and auditing matters, which will be investigated by the Audit Committee. Appropriate disciplinary action will be taken in the event of any violations of this Code, up to and including termination. Directors, officers and employees may not be retaliated against for reporting actual or suspected violations of this Code in good faith. If a director, officer or employee believes that he or she has been discharged, disciplined or otherwise penalized for reporting a violation in good faith, he or she should immediately report that belief to the Chair of the Audit Committee.

9. Waivers.

Any waivers of this Code for directors and officers must be approved by the Board of Directors. Any waiver of this Code will be disclosed promptly on Form 8-K or by any other means approved by applicable Securities and Exchange Commission rules or listing standards.

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